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                                                                 EXHIBIT 99.2


                                  PRESS RELEASE




FOR IMMEDIATE RELEASE
August 3, 2001

FOR MORE INFORMATION, CONTACT:
Gerald J. Lukiewski
PRESIDENT & CEO
805/477-3301

                       AMERICAN COMMERCIAL BANK ANNOUNCES
                             SECOND QUARTER RESULTS

VENTURA, CA - Americorp (OTC BB: AICA), the holding company for American Commercial Bank, reported that for the second quarter of 2001, net income was $438M or $0.19 per share fully diluted.

Americorp President & CEO Gerald J. Lukiewski stated that, "the rapid rate reductions by the Federal Reserve Board continue to impact net interest margin." Net interest income for the 3 months ending 6-30-01 totaled $3.0MM, a decrease of 15.2% compared to the $3.8MM earned during the 3 months ending 6-30-00 and a decrease of 8.3% from the $3.6MM earned in the 1st quarter of this year. Higher interest expense, attributed to time deposit growth beginning in the first quarter of 2000, contributed to the decline, which will improve as deposits re-price over time. The Bank's operating expenses declined for the quarter and the first half of the year with non-interest expense, as a percent of average assets falling from 4.87% at the 6 months ending 6-30-00 to 4.18% for the same period ending 6-30-01. The Bank had non-recurring income and expense items in the 2nd quarter and charges related to the pending merger with Mid-State Bancshares.

Total shareholders equity at 6-30-01 was $27MM, representing an 11.6% increase from the $24.2 MM reported at 6-30-00. The Board of Directors also declared a cash dividend of $.15 per share on June 21, 2001 marking the 71st consecutive quarterly cash dividend to shareholders. On May 24, 2001, Americorp's pending merger with Mid-State Bancshares in Arroyo Grande, was changed from a pooling of interest transaction to a purchase. This transaction is expected to close in the third quarter of this year.

For further financial information on Americorp, please refer to the Company's 12-31-00, 10-K report available on-line @www.sec.gov.
                                         -----------

American Commercial Bank, with headquarters in Ventura County, currently operates full service branches in Ventura, Oxnard and Camarillo. The Bank also has a full-service Mortgage Office specializing in home loan refinancing. Americorp Stock information can be obtained from Maguire Investments at 800/244-4183, Crowell Weedon & Co. at 800/776-5500 or Hoefer & Arnett at 800/346-5544.

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THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT. THESE INCLUDE STATEMENTS THAT RELATE TO OR ARE DEPENDENT ON ESTIMATES OR ASSUMPTIONS INCLUDING, BUT NOT LIMITED TO, THE BANK'S STRATEGIES, OBJECTIVES, AND EXPANSION IN THE GROWTH OF ITS PORTFOLIO OF LOANS, INVESTMENTS AND DEPOSITS. THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE THE FOLLOWING POSSIBILITIES: (A) COMPETITIVE PRESSURE AMONG FINANCIAL INSTITUTIONS INCREASES SIGNIFICANTLY; (B) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE INTEREST MARGINS; (C) GENERAL ECONOMIC CONDITIONS ARE LESS FAVORABLE THAT EXPECTED; (D) ACTIONS THAT MAY BE TAKEN BY REGULATORY AUTHORITIES HAVING OVERSIGHT ON THE OPERATION. THE BANK UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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